Exhibit 99.7
SUBSCRIPTION AGREEMENT
To Purchase the Common Stock of
T BANCSHARES, INC.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
Attention: Patrick Howard, President
THE METHOD OF DELIVERY OF THIS SUBSCRIPTION AGREEMENT AND ALL OTHER
REQUIRED DOCUMENTS (INCLUDING PAYMENT OF FUNDS) IS AT
THE ELECTION AND RISK OF THE SUBSCRIBER. IF DELIVERY IS BY
MAIL, REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED,
IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME
SHOULD BE ALLOWED FOR TIMELY DELIVERY.
THE DEADLINE FOR RECEIPT OF COMPLETED AND EXECUTED SUBSCRIPTION
AGREEMENTS AND FULL PAYMENT FOR ALL OF THE SHARES SUBSCRIBED FOR IS
5:00 PM, NEW YORK CITY TIME ON ________, 2012.
Ladies and Gentlemen:
     You have notified me that T Bancshares, Inc. (the “Company”) intends to offer and sell (the “Limited Public Offering”) up to 2,911,957 shares of common stock, par value $0.01 per share (the “Shares”), at a purchase price of $2.00 per share, pursuant to the terms and subject to the conditions described in the Prospectus, dated __________, 2011, as it may be supplemented and amended (the “Prospectus”), which is incorporated into and made part of this Subscription Agreement (the “Agreement”). I understand that the only shares available for purchase in the Limited Public Offering are shares that are not purchased pursuant to the Company’s rights offering, as described in the Prospectus.
     I understand that the Limited Public Offering is being made to certain individuals, at the Company’s sole discretion, who are residents of the State of Texas and who are either “accredited investors” or “well informed” “sophisticated investors” (“Eligible Shareholders”). Terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Prospectus.
     I understand that if the Limited Public Offering is terminated for any reason before my subscription is accepted, the amount of my subscription price will be returned to me at my address indicated below, without interest or deduction on the returned amount, within 30 days of termination of the Limited Public Offering. If my subscription is accepted (whether in whole or in part), I understand that I will receive certificates representing the Shares as soon as practicable after the expiration date of the Limited Public Offering.
     For purposes of the Limited Public Offering, a “bona fide resident of the State of Texas” is an individual whose principal residence is located in Texas or a business organization with its principal office in Texas. A business organization formed for the purpose of acquiring securities of the Company pursuant to the Limited Public Offering will qualify as a bona fide Texas resident only if all of the beneficial owners of such entity are bona fide residents of Texas. I understand that for purposes of the Limited Public Offering, temporary residents of the State of Texas, such as military personnel, do not qualify to subscribe for stock offered pursuant to the Limited Public Offering.

     1. Subscription.
     (a) I hereby irrevocably subscribe to purchase from the Company the number of Shares set forth on the signature page hereof. This subscription is submitted to the Company in accordance with and subject to the terms and conditions described in this Agreement and the Prospectus.
     (b) A duly executed and properly completed copy of this Agreement is being delivered to the escrow agent, together with a check (or wire transfer) in the amount of the subscription price, which is $2.00, multiplied by the number of Shares for which I have subscribed.
     (c) If my subscription is not accepted in whole or in part by the Company, the full or ratable amount, as the case may be, of any subscription payment received will be promptly refunded to me without deduction therefrom or interest thereon. I understand and agree that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and absolute discretion. Unless this subscription is accepted in whole or in part, or rejected in part, by the Company prior to the expiration date of the Limited Public Offering, as set forth in the Prospectus, this subscription will be deemed rejected in whole. I understand and agree that the subscription funds will be deposited in a non-interest bearing account at T Bank, N.A. (the “Escrow Agent”), which will act as escrow agent for the subscription funds.
     2. Representations and Warranties of the Subscriber. I hereby represent and warrant to, and agree with, the Company as follows: [PLEASE INITIAL APPLICABLE SPACE PROVIDED BELOW TO INDICATE ACKNOWLEDGMENT OF THE FOLLOWING REPRESENTATIONS WHERE APPLICABLE]
     (a) Bona Fide Resident of the State of Texas. I am a bona fide resident of the State of Texas. I first learned of the investment contemplated herein in the State of Texas, and I intend that no state securities laws, other than those of such state, will govern this transaction. In the event that I cease to be a resident of Texas or cease to have my principal address in such state prior to purchasing and receiving evidence of ownership of the Shares of Common Stock, I will promptly notify the Company of such change.
     (b) Accredited Investor Determination. I am an “accredited investor” as defined in Rule 109.13(l)(11) under the Texas Securities Act of 1957, as amended, and have initialed the “accredited investor” definition applicable to me (this representation is applicable only to subscribers who are not Eligible Shareholders):
     (i) a natural person whose individual net worth, or joint net worth with his spouse, at the time of purchase, exceeds $1,000,000, excluding the value of the individual’s primary residence (calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property);
     (ii) a natural person who had an individual or joint income with that person’s spouse in excess of $200,000 or $300,000, respectively, in each of the two most recent years and reasonably expects the same income level in the current year;
     (iii) a director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

     (iv) any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the shares of common stock, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act;
     (v) any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the shares of common stock with total assets in excess of $5,000,000;
     (vi) any entity in which all of the equity owners are accredited investors;
     (vii) any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; and
     (viii) any bank as defined in section 3(a)(2) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.
     (c) Economic Loss and Sophistication. I am able to bear the economic risk of losing my entire investment in the Shares. My overall commitment to investments that are not readily marketable is not disproportionate to my net worth. My investment in the Shares will not cause such overall commitment to become excessive. Either alone or together with my purchaser representative, I have such knowledge and experience in financial and business matters that I am capable of evaluating the risks and merits of this investment. I acknowledge and understand that the Shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
     (d) Power and Authority. I am authorized to enter into this Agreement and such other agreements, certificates, or other instruments as are executed by or on behalf of me in connection with my obligations under this Agreement, to perform my respective obligations under this Agreement, and to consummate the transactions that are the respective subjects of this Agreement. If the undersigned is a trust or other entity, it was not formed for the purpose of purchasing the Shares.
     (e) Access. I acknowledge that (i) the Company has made all documents available to me including, but not limited to, the Prospectus, this Agreement, a copy of all of the material records of the Company, and any and all additional agreements, documents, records and books that I (or my representatives) have requested relating to an investment in the Shares, (ii) I have had an opportunity to ask questions of, and receive answers from, the Company or a person acting on behalf of the Company concerning the terms and conditions of this investment, and (iii) all questions asked by me have been adequately answered to my satisfaction. I represent that I have had access to all information that I deem material to an investment decision with respect to an investment in the Shares.
     (f) Reliance. I have relied solely on independent investigations conducted by me or my advisors in making a decision to subscribe for and purchase the Shares and acknowledge that no representations or agreements have been made to me other than those specifically set forth in this Agreement. I am not relying on any oral representation of any officer or director of the Company or any person purported to be acting on behalf of the Company. I am not relying on the Company with respect to the tax and other economic considerations of an investment and have consulted my own attorney, accountant or investment advisor with respect to an investment in the Shares.
     (g) Speculative Investment. I am aware that (i) an investment in the Shares involves numerous risk factors, which I have carefully considered, (ii) no federal or state agency has passed upon the merits of the sale of the Shares, (iii) there is expected to be no public market for the Shares and it may not be possible for me to liquidate my investment in the Shares, and (iv) the Shares are a speculative investment involving a significant degree of risk for which there is no guarantee that I will recover my initial investment or realize any gain from any investment. I am able to hold the Shares indefinitely and to afford a complete loss of this investment.
     (h) Investment Intent. I am acquiring the Shares for my own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and I have no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization. The Shares are not being acquired, directly or indirectly, as nominee, trustee or representative of or for any other person or persons.
     (i) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement by me, or on my behalf, and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in any violation of or default under any provision of any agreement, certificate, or other instrument to which I am a party or by which I or any of my properties am bound, or any permit, franchise, judgment, decree, statute, rule, regulation, or other law applicable to me or any of my businesses or properties.
     (j) Performance Guarantee. None of the Company, any broker or dealer, any of the officers, directors, shareholders, partners, employees or agents of either, or any other persons, whether expressly or by implication, has represented, guaranteed or warranted that (i) the Company or I will realize any given percentage of profits and/or amount or type of consideration, profit or loss as a result of the Company’s activities or my investment in the Company; or (ii) the past performance or experience of the management of the Company, or of any other person, will in any way indicate the predictable results of the ownership of the Shares or of the Company’s activities.
     (k) Effect and Time of Representations. The representations, warranties and agreements made by me as set forth in this Agreement are true and correct, and have been complied with, as of the date of the execution of this Agreement and will be true and correct, and will have been complied with, until such time as the subscription is accepted or rejected. If in any respect such representations, warranties or agreements are not true and correct, or have not been complied with, as of any date set forth in the preceding sentence, I will promptly give written notice of such fact to the Company and will specify which representations, warranties or agreements are not true and correct or have not been complied with, along with the reasons therefor. I acknowledge that the Company has relied and will rely upon my representations, warranties and agreements as set forth in this Agreement and that all such representations and agreements will survive the issuance and delivery of the Shares hereunder and will remain in effect thereafter. I hereby agree and acknowledge that this subscription is irrevocable with respect to me and agree and acknowledge that the agreements and representations herein set forth will become effective and binding upon me and my heirs, legal representatives, successors and assigns upon the Company’s acceptance hereof.
     (l) Purchaser Representative (if applicable). If I am using a purchaser representative in connection with evaluating the merits and risks of the prospective investment in the Shares, such purchaser representative has represented to me that he or she (i) has no business relationship with the Company, (ii) represents only me and not the Company, and (iii) is compensated only by me.
     3. Indemnification. I understand the meaning and legal consequences of the representations, warranties and agreements set forth in this Agreement and agree to indemnify and hold harmless the Company, its officers, directors, employees, agents and controlling persons thereof, past, present or future, from and against any and all liabilities, losses, costs, damages and expenses, including costs and reasonable attorneys’ fees, arising out of or related to (i) the resale or other distribution by me of all or any portion of the Shares in violation of the Securities Act or of any applicable state securities laws, or (ii) any breach of any of my representations, warranties or agreements contained in this Agreement or in any other document provided by me to the Company in connection with my investment in the Shares.
     4. Miscellaneous.
     (a) This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may be modified only by a written instrument duly executed by the party to be charged.
     (b) All notices or communications required or permitted to be made hereunder must be in writing, duly signed by the party giving such notice or communication and will be by hand, by a nationally recognized overnight courier service, by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, as follows (or at such other address for a party as will be specified by like notice): (i) if to the Company, at the address set forth on the first page hereof, or (ii) if to me, at the address set forth on the signature page hereof. Any notice or other communication given by certified mail will be deemed given at the time of certification thereof, except for a notice changing a party address which will be deemed given at the time of receipt thereof. Any notice or other communication given by other means permitted by this Section 4(b) will be deemed given at the time of receipt thereof.
     (c) Neither this Agreement, nor any interest herein, will be assignable or transferable by me in whole or in part except by operation of law. The representations, warranties and agreements contained herein will be binding upon my heirs, legal representatives, successors and assigns, and will inure to the benefit of the Company’s successors and assignees.
     (d) The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof. All references to “Sections” contained herein unless otherwise defined herein, are references to sections of this Agreement. Whenever the singular number is used herein, the same includes the plural where appropriate, words of any gender include each other gender where appropriate, and the word “person” includes an individual or entity.

     (e) This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.
     (f) This Agreement has been negotiated and will be consummated in the State of Texas and will be governed by and construed in all respects in accordance with the laws of the State of Texas applicable to contracts executed and performed solely in such state, without giving effect to principles governing conflicts of law. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of Texas and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 4(b). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served must appear or answer such summons, complaint or other process. Should the party so served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party will be deemed in default and judgment may be entered against such party for the amount as demanded in any summons, complaint or other process so served.
     (g) If any provision of this Agreement, or the application thereof, is for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
     (h) This Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a party to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, I have executed this Subscription Agreement as of the date set forth below.
Subscription Commitment:
Number of Shares:
Subscription Price:
(No. of Shares x $2.00)

TRUST OR OTHER ENTITY SUBSCRIBER	INDIVIDUAL SUBSCRIBER (and Spouse if Joint Subscriber)

(Name of Entity)	(Signature)

(Print Name)

By:

(Signature and Title)	(Signature)

(Print Name)
Date: _________________, 20___

ACCEPTANCE OF SUBSCRIPTION
(to be completed by and at the discretion of the Company)
     The foregoing subscription is hereby accepted by the Company on this _____ day of ________________, 20__, with respect to the number of Shares indicated below.

T BANCSHARES, INC.
By:

(Print Name and Title)

Number of Shares:______________

SUBSCRIPTION DATA SHEET
(Please Print or Type)

1.	Name:

2.	Marital Status:

3.	Residence Address and Telephone:

(Do not use a Post Office Box

Address)

4.	Business Address and Telephone:

5.	Preferred mailing address:
	(Check one)	(	)	Residence
		(	)	Business
		(	)	Other:

If the Common Stock is to be held by more than one person, please check if to be held as:

(1)	Tenants in common

(2)	Tenants by the entireties

(3)	Joint tenants with rights of survivorship and not as tenants in common

(4)	Under Uniform Transfer to Minors Act: If so, indicate name of Custodian:

Name of Custodian
     IF THE SHARES ARE TO BE HELD BY MORE THAN ONE PERSON AND IF NO OTHER INDICATION IS MADE, IT WILL BE ISSUED TO THE INDIVIDUALS AS TENANTS IN COMMON.

FEDERAL INCOME TAX BACKUP WITHHOLDING
     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Company with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.
     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.
     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.
     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.
SUBSTITUTE FORM W-9
     Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.
     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).
     Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.